FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces First Quarter 2020 Financial Results

PITTSBURGH, April 29, 2020 - The Federal Home Loan Bank of Pittsburgh (FHLBank) announced today unaudited financial results for the first quarter of 2020. FHLBank recorded net income of $35.9 million, and the Board of Directors declared dividends of 6.25 percent annualized on activity stock and 3.00 percent annualized on membership stock. Dividends are payable to stockholders on April 30, 2020. The dividend for the first quarter of 2020 reflects a reduction compared to the prior quarter dividend. As noted previously, market and other conditions can be unpredictable, including their impact on FHLBank’s results of operations, financial condition, and the payment and level of dividends.

“In these uncertain times, we remain focused on two priorities, the health and safety of our staff and remaining a reliable liquidity provider to our members,” said Winthrop Watson, President and Chief Executive Officer. “Strong advance activity during the quarter demonstrates our commitment to support our members when they need us most.”

Highlights for first quarter of 2020 include:

•	Total assets at $115.7 billion, the highest ever

•	Net income of $35.9 million

•	Net interest income of $95.7 million

•	Advances at $78.1 billion

•	Letters of credit at $17.4 billion

•	Retained earnings at $1.3 billion

Operating Results

FHLBank’s net income totaled $35.9 million for the first quarter of 2020, compared to $98.0 million for the first quarter of 2019. First quarter 2020 performance allowed FHLBank to set aside $4.7 million for affordable housing programs.

The $62.1 million decrease in net income was driven primarily by the following:

•	Net interest income was $95.7 million for the first quarter of 2020, a decline of $34.2 million from $129.9 million during the same period in 2019.

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Interest income was $465.9 million for the first quarter of 2020, compared to $729.5 million for the first quarter of 2019. This decrease was largely the result of lower average interest-earning asset balances as well as lower yields, driven by lower short-term interest rates.

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Interest expense was $370.2 million for the first quarter of 2020, compared to $599.6 million in the same prior-year period. This decrease was primarily the result of lower average consolidated obligations balances as well as lower rates paid, driven by lower short-term interest rates.

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Other noninterest income was a loss of $31.3 million in the first quarter of 2020, compared to a gain of $4.1 million in the same prior-year period. This $35.4 million decrease was driven primarily by net losses on derivatives and hedging activities, partially offset by net gains on investment securities.

Balance Sheet Highlights

At March 31, 2020, total assets were $115.7 billion, compared with $95.7 billion at Dec. 31, 2019. The increase was primarily due to the increase in advances, which totaled $78.1 billion at March 31, 2020, compared to $65.6 billion at year-end 2019. Larger balances held by FHLBank in its liquidity portfolio also impacted the total and reflected FHLBank's ability to stand ready for its members during the COVID-19 pandemic, as further discussed below.

Total capital at March 31, 2020, was $5.0 billion, compared to $4.5 billion at Dec. 31, 2019. Total retained earnings at March 31, 2020, was $1.3 billion, relatively unchanged from year-end 2019. Total retained earnings at March 31, 2020, included $422.5 million of restricted retained earnings compared with $415.3 million of restricted retained earnings at Dec. 31, 2019. At March 31, 2020, FHLBank had total regulatory capital of $5.2 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 6.25 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 3.00 percent. These dividends will be calculated on stockholders’ average balances during the period Jan. 1, 2020, to March 31, 2020, and credited to stockholders’ accounts on April 30, 2020.

Detailed financial information regarding first quarter 2020 results will be available in FHLBank Pittsburgh’s Quarterly Report on Form 10-Q, which FHLBank anticipates filing no later than May 14, 2020.

Impact of COVID-19 on Operations and Financial Condition

Executive leadership and the Board of Directors have been focused on two priorities, the health and safety of our staff and being a reliable and readily available liquidity provider for our members. This focus has enabled FHLBank to be in the best position to help our members and the communities that they serve during the COVID-19 pandemic.

FHLBank is considered an essential business and has remained operational during the pandemic. For the health and safety of our staff, beginning in March, we split the staff supporting our essential business functions between our main office and our secondary business continuity facility, while all other employees worked remotely. Currently, nearly all FHLBank staff are working remotely. FHLBank continues to monitor guidance from government authorities to determine whether, and in what manner, it is prudent for staff to return to our office locations.

FHLBank's April 7, 2020, Current Report on Form 8-K includes a “Membership Update: COVID-19 Impact” presentation that highlights current and future considerations regarding credit and collateral, the Mortgage Partnership Finance® (MPF®) program, government stimulus programs, and community investment actions.

In addition, FHLBank’s 2019 Annual Report on Form 10-K outlines several drivers of lower performance that could result in lower financial performance in 2020, such as a lower level of interest rates due to the Federal Reserve’s actions to stimulate economic growth, generally and in response to COVID-19; the potential for lower advance levels for the year; increasing expenses; and a change in the FHLBank’s operating landscape as a result of legislative and regulatory actions. FHLBank had originally anticipated the trend towards lower advance levels to continue. However, in response to the COVID-19 pandemic, member advance demand increased, as noted above during the first quarter. The prevailing expectation of prolonged lower interest rates will likely result in lower net income. Paydown of the high-yielding mortgage-backed securities and MPF® portfolios could also weigh on financial performance. However, the significance of the impact will be influenced by borrowers’ ability to refinance mortgages. Finally, FHLBank continues to prudently manage expenses and is well-capitalized with significant retained earnings.

Additional information regarding FHLBank’s developing credit and collateral practices, changes to the MPF Program, the flexibility of our community investment products and the impact of the CARES Act and SBA Paycheck Protection Program is available via the “Coronavirus Update” section of our website - www.fhlb-pgh.com. For more information on the changes to the MPF Program, please view the eMPF® website.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions in Delaware, Pennsylvania and West Virginia. FHLBank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and growth in all economic cycles.

This document contains “forward-looking statements” - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain and involve risk.

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions including but not limited to real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; including but not limited to, the possible discontinuance of the London Interbank Offered Rate (LIBOR) and the related effect on FHLBank’s LIBOR-based financial products, investments and contracts; the occurrence of man-made or natural disasters, global pandemics, conflicts or terrorist attacks, or other geopolitical events; political, legislative, regulatory, litigation, or judicial events or actions; risks related to mortgage-backed securities (MBS); changes in the assumptions used to estimate credit losses; changes in FHLBank’s capital structure; changes in FHLBank’s capital requirements; changes in expectations regarding FHLBank’s payment of dividends; membership changes; changes in the demand by FHLBank members for FHLBank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for FHLBank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank System’s debt rating or FHLBank’s rating; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which FHLBank has joint and several liability; applicable FHLBank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; FHLBank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity.

Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov. Forward-looking statements speak only as of the date made and FHLBank has no obligation, and does not undertake publicly, to update, revise or correct any forward-looking statement for any reason.

“Mortgage Partnership Finance,” MPF,” and “eMPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	March 31, 2020	December 31, 2019
ASSETS:
Cash and due from banks	$3,946.6	$21.5
Investments	27,900.6	24,572.0
Advances	78,092.9	65,610.1
Mortgage loans held for portfolio, net	5,237.6	5,114.6
All other assets	480.5	405.9
Total assets	$115,658.2	$95,724.1

LIABILITIES:
Consolidated obligations	$109,015.8	$89,949.2
All other liabilities	1,681.9	1,302.1
Total liabilities	110,697.7	91,251.3

CAPITAL:
Capital stock	$3,629.9	$3,055.0
Retained earnings	1,305.9	1,326.0
Accumulated other comprehensive income	24.7	91.8
Total capital	4,960.5	4,472.8
Total liabilities and capital	$115,658.2	$95,724.1

	For the three months ended March 31,
Condensed Statement of Income	2020	2019
Total interest income	$465.9	$729.5
Total interest expense	370.2	599.6
Net interest income	95.7	129.9

Provision for credit losses	3.4	0.4
Gains (losses) on investments	62.5	10.1
Gains (losses) on derivatives and hedging	(97.4)	(13.0)
All other income	3.6	7.0
All other expense	20.4	24.6
Income before assessments	40.6	109.0

AHP assessment	4.7	11.0
Net income	$35.9	$98.0

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